Contact: Gilbert L. Danielson Executive Vice President Chief Financial Officer 404-231-0011

Aaron’s, Inc. Announces
Third Quarter Results;
Same Store Revenues Up 6.3%;
 EPS $.45

ATLANTA, October 21, 2009 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential and office furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2009.
 For the third quarter of 2009, revenues increased 7% to $415.3 million compared to $388.0 million for the same period last year.  Net earnings from continuing operations rose 24% to $24.7 million versus $19.8 million recorded in the third quarter a year ago.   Diluted earnings per share from continuing operations were $.45 compared to $.37 for the third quarter of last year, a 22% increase.  Diluted earnings per share were $.45 compared to $.39 per share in 2008.
For the first nine months of this year, revenues were up 10% to $1.307 billion compared to $1.188 billion for the same period of 2008.  Net earnings from continuing operations for the nine months increased 36% to $87.8 million versus $64.8 million for the corresponding period a year ago.  Diluted earnings per share from continuing operations were $1.61 compared to $1.20 last year, up 34%.  Diluted earnings per share for the first nine months increased to $1.60 for 2009 versus $1.28 for 2008.

In the third quarter the Company recorded a $2.2 million pre-tax charge to operating expenses relating to the write-down of certain lease merchandise and the impairment of long-lived assets associated with its Aaron’s Office Furniture stores.  Additionally, in the third quarter the Company’s tax provision was favorably impacted by a $2.3 million reversal of previously recorded liabilities for uncertain income tax positions.
 “The third quarter results from our Aaron’s Company-operated and franchised stores were very good,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “We continue to have strong revenue and customer growth in a time when other retailers are struggling.  We believe this is due to Aaron’s superior business model and execution in serving our large customer base.”
Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 6.3% during the third quarter of 2009 compared to the third quarter of 2008.  Same store revenues also increased 4.5% for Company-operated stores open over two years at the end of September 2009. The Company had 789,000 customers and its franchisees had 416,000 customers at the end of the third quarter of 2009, a 16% increase in total customers over the number at the end of the third quarter a year ago (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 12.3% in the third quarter compared to the same quarter last year.
 “The revenue and customer growth in our stores met our expectations and were excellent compared to the third quarter of last year when many customers benefited from government stimulus checks,” continued Mr. Loudermilk, Jr.  “Our core lease revenue was up 10% for the quarter compared to a year ago.  The growth of overall revenue was again impacted by non-retail sales to franchisees, which decreased in dollars by 2% in the quarter compared to a year ago, although units shipped were up 8%.”
“The Aaron’s Office Furniture stores have not been profitable for many quarters and this economically sensitive business has further declined recently,” Mr. Loudermilk, Jr. added.  “During the quarter we wrote-down a portion of the stores’ assets, primarily lease merchandise and fixed assets, as our ability to recover the recorded values of these assets could not be substantiated.  We will continue to evaluate the office furniture stores and are working on plans to improve their future financial performance.”

In the fourth quarter of 2008 the Company consummated the sale of substantially all of the assets of its Aaron’s Corporate Furnishings division.  The Company no longer includes the revenues and expenses of the Aaron’s Corporate Furnishings division in its continuing operations, and now reports the net earnings or loss of the division as discontinued operations.  Prior periods are restated to reflect this change in accounting treatment.

Division Results
Revenues in the Aaron’s Sales & Lease Ownership division in the third quarter increased 7% to $414.4 million compared to $387.9 million last year.  Sales and lease ownership revenues for the first nine months rose 10% to $1.305 billion compared to $1.187 billion a year ago.
Included in the division’s results are the revenues of the Aaron’s Office Furniture stores which decreased 34% to $3.5 million in the third quarter of 2009 compared to $5.3 million in the comparable period in 2008.  Aaron’s Office Furniture revenues for the first nine months declined 26% to $12.3 million compared to $16.6 million a year ago.  The Aaron’s Office Furniture stores recorded pre-tax losses of $3.7 million in the third quarter of 2009, including the above mentioned asset write-downs, and $357,000 in the third quarter of 2008, and pre-tax losses of $6.5 million for the first nine months of 2009 and $1.5 million in the comparable period in 2008.
A net loss of $19,000 from discontinued operations was recorded for the third quarter of 2009 compared to net earnings of $1.2 million in the third quarter of 2008.  For the first nine months of 2009 the net loss was $304,000 compared to net earnings of $4.3 million for the same period a year ago.

Components of Revenue
Consolidated lease revenues and fees increased 10% for the third quarter and 12% for the first nine months compared to the same periods in the previous year.  In addition, franchise royalties and fees increased 16% for the third quarter and 18% year-to-date compared to the same periods last year.   Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, decreased 2% to $69.5 million for the third quarter from $70.7 million in the comparable period in 2008, and increased 4% to $230.3 million for the first nine months compared to $222.2 million for the same period last year. The increases during the year in the Company’s franchise royalties and fees and non-retail sales are the result of the increases in revenues of the Company’s franchisees, who collectively had revenues of $185.1 million for the third quarter and $562.5 million for the first nine months of 2009, a 12% and 14% increase over the comparable prior year periods, respectively.  Same store revenues for franchised stores were up 7.8% for the third quarter of 2009 compared to the third quarter of 2008.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.

 The Company’s other revenues in the third quarter of 2009 and 2008 included $193,000 and $2.6 million of gains, respectively, from the sales of the assets of Company-operated stores.  Other revenues for the first nine months included gains from the sales of stores of $6.3 million in 2009 and $8.4 million in 2008.

Store Count
During the third quarter the Aaron’s Sales & Lease Ownership division opened 20 new Company-operated stores, 12 new franchised stores, and one Company-operated RIMCO store.  Ten franchised stores were also added through an independent operator converting its existing stores to the Aaron’s concept.  The Company sold three Company-operated sales and lease ownership stores to franchisees, one store to a third party, and closed four stores. Three franchised stores were also closed.  In addition, during the quarter the Company acquired three franchised stores, nine third party stores, purchased the accounts of seven third party stores, and sold accounts from one store to an independent operator.  The Aaron’s Office Furniture division opened one and closed three stores during the quarter.
Through the three months and nine months ended September 30 of this year, the Company awarded area development agreements to open 47 and 131 additional franchised stores, respectively.   At the end of September there were a total of 285 franchised stores awarded that we expect will open over the next several years.

At the end of the third quarter of 2009 the Aaron’s Sales & Lease Ownership division consisted of 1,059 Company-operated stores, 562 franchised stores, 13 Company-operated RIMCO stores and seven franchised RIMCO stores.  In addition, the Company operated 14 Aaron’s Office Furniture stores.  The total number of stores open at the end of September 2009 was 1,655.

Fourth Quarter and Full Year 2009 and 2010 Outlook
The Company is updating its guidance for the remainder of 2009 as well as providing diluted earnings per share guidance for 2010.  The following is expected to be achieved at this time:

-  Fourth quarter revenues (excluding revenues of franchisees) of approximately $430 million.

-  Fourth quarter diluted earnings per share in the range of $.41 to $.46 per share, assuming no significant store or other asset sales.

-  Fiscal year revenues (excluding revenues of franchisees) of approximately $1.74 billion.

-  Fiscal year 2009 diluted earnings per share in the range of $2.01 to $2.06.  -  Our initial earnings guidance for 2010 is to achieve diluted earnings per share in the range of $2.15 to $2.35.

-  For 2009 new store growth of approximately 7% to 8% over the store base at the end of 2008, for the most part an equal mix between Company-operated and franchised stores.  We expect similar new store growth in 2010 in the range of 5% to 9% over the ending 2009 store count.  This is expected to be a net store growth after any opportunistic merging or disposition of stores.

-  The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

-  The Company also plans to continue to acquire franchised stores, convert independent operators’ stores to Aaron’s franchised stores, and sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call
 Aaron’s will hold a conference call to discuss its quarterly financial results on Wednesday, October 21, 2009, at 5:00 pm Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aarons.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.
Aaron’s, Inc., based in Atlanta, currently has more than 1,655 Company-operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $69 million at cost of furniture and bedding at 12 facilities in five states in 2008.  The entire production of MacTavish is for shipment to Aaron’s stores.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Lease Revenues and Fees	$320,603	$291,103	$989,216	$885,554
Retail Sales	8,846	10,230	34,211	32,363
Non-Retail Sales	69,501	70,691	230,302	222,180
Franchise Royalties and Fees	12,881	11,127	38,908	33,060
Other	3,428	4,869	13,882	14,557
Total	415,259	388,020	1,306,519	1,187,714
Costs and Expenses:
Retail Cost of Sales	5,283	6,266	20,502	19,839
Non-Retail Cost of Sales	63,503	64,752	210,311	203,222
Operating Expenses	193,440	175,339	575,528	529,001
Depreciation of Lease Merchandise	117,024	106,962	360,143	323,600
Interest	1,010	2,243	3,450	6,593
Total	380,260	355,562	1,169,934	1,082,255
Earnings from Continuing Operations Before Income Taxes	34,999	32,458	136,585	105,459
Income Taxes	10,344	12,621	48,744	40,698
Net Earnings from Continuing Operations	24,655	19,837	87,841	64,761
(Loss) Earnings from Discontinued Operations, Net of Income Taxes	(19)	1,241	(304)	4,349
Net Earnings	$24,636	$21,078	$87,537	$69,110
Earnings (Loss) Per Share:
From Continuing Operations	$.45	$.37	$1.63	$1.21
From Discontinued Operations	.00	.03	(.01)	.08
Total	$.45	$.40	$1.62	$1.29
Earnings (Loss) Per Share
Assuming Dilution:
From Continuing Operations	$.45	$.37	$1.61	$1.20
From Discontinued Operations	.00	.02	(.01)	.08
Total	$.45	$.39	$1.60	$1.28
Weighted Average Shares Outstanding	54,244	53,356	54,044	53,370
Weighted Average Shares Outstanding Assuming Dilution	54,700	54,219	54,590	54,178

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	September 30, 2009	December 31, 2008

Cash and Cash Equivalents	$88,085	$7,376
Accounts Receivable, Net	52,498	59,513
Lease Merchandise, Net	658,093	681,086
Property, Plant and Equipment, Net	215,884	224,431
Other Assets, Net	246,463	260,864
Total Assets	1,261,023	1,233,270

Bank Debt	-	35,000
Senior Notes	36,000	58,000
Total Liabilities	399,363	471,726
Shareholders’ Equity	$861,660	$761,544